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FOR IMMEDIATE RELEASE                                  CONTACT:  ROBERT GROSSMAN
www.emonstransportation.com                                         717/771-1701
                                                       THE NEILSON/HETRICK GROUP
                                                                    717/263-3449


                       EMONS TRANSPORTATION GROUP, INC.
                      COMPLETES PURCHASE OF RAIL LINE IN
                     QUEBEC, CANADA FROM CANADIAN NATIONAL

York, Pennsylvania; December 23, 1998... Emons Transportation Group, Inc., (Nasdaq/SmallCap: EMON) today announced that, subject to making certain filings relating to its financing, it has completed the acquisition of a 94-mile rail line in Quebec, Canada, through a newly formed subsidiary, the St. Lawrence & Atlantic Railroad (Quebec) Inc. ("SLQ") for Can$7,000,000. On July 23, 1998, Emons announced an Agreement In Principle to acquire this rail line, designated as the "Sherbrooke Line", from Canadian National ("CN").

     The Sherbrooke Line connects with CN's Halifax-to-Montreal main line at Ste. Rosalie, Quebec, and Emons' New England operations, the St. Lawrence & Atlantic Railroad Company ("SLR"), at the Quebec/Vermont international border. Based on current levels of business, SLQ will handle about 23,000 carloads of freight in the first 12 months of operations, as well as 10,000 to 12,000 intermodal trailers and containers traveling between SLR and CN. On an annualized basis, it is expected that this new rail operation will increase Emons' revenues by 20% to 25%. Emons has purchased ten 2,000 horsepower locomotives in connection with this transaction, as well as certain other equipment and materials. As a result of this transaction closing later than anticipated, SLQ began operating the line on December 1, 1998, under an interim agreement with CN.

     Emons further announced that this acquisition was financed by LaSalle National Bank of Chicago. The Company's existing loan agreement with LaSalle was amended to include funding for this transaction, which includes a Can$6.6 million seven-year term loan, and a U.S. $2 million three-year term loan. Borrowing under this facility will bear interest at variable rates based, at the Company's option, on either LaSalle's prime rate or the EURODOLLAR rate with respect to U.S. borrowings and CDOR rate with respect to Canadian borrowings.

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     Robert Grossman, Chairman and Chief Executive Officer, commented, "It is particularly gratifying to have completed this acquisition, since it is in line with our goal of making contiguous or nearby rail acquisitions to strengthen our existing rail franchises in the New England and Mid-Atlantic regions. Our New England/Quebec rail franchise will be expanded to 260 contiguous main line miles by the acquisition of this rail line. We believe there will be many synergies between SLQ and SLR from both a cost and business development viewpoint. We are very hopeful that we will be able to grow SLQ's business and continue to grow SLR's business as a result of this transaction."

     Mr. Grossman concluded, "We expect to continue our two-tier strategy of internal growth and selective acquisitions. This is the fourth, but most significant in terms of size, acquisition that Emons has completed in the past year."

     Emons Transportation Group, Inc., is a freight transportation and distribution services Company serving the Mid-Atlantic and Northeast regions through its Pennsylvania and New England/Quebec operations. Emons currently owns five short line railroads, operates rail/truck transfer facilities and a rail intermodal terminal, and provides its customers with warehousing and logistics services for the movement and storage of their freight.

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 This press release contains forward-looking statements regarding future events and the future performance of Emons that involve risks and uncertainties that could cause actual results to differ materially. Those risks and uncertainties include, but are not limited to, economic conditions, customer demand, increased competition in the relevant market, and others. We refer you to the documents that Emons files from time to time with the Securities and Exchange Commission, such as the Company's Form 10-K, Form 10-Q, and Form 8-K reports, which contain additional important factors that could cause its results to differ from its current expectations and the forward-looking statements contained in this press release.
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